Hayward Announces Planned Retirement of Don Smith, Senior Vice President, Chief Supply Chain Officer

BERKELEY HEIGHTS, N.J. – March 31, 2022 -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward”), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and technology, today announced that Don Smith, Senior Vice President, Chief Supply Chain Officer, plans to retire from Hayward after more than 15 years with the company. He will remain with the company through the transition of his successor, who will be announced at a later date.

“Don has been an integral part of the Hayward senior leadership team for over 15 years and has been a driving force in shaping Hayward into the company it is today,” said Kevin Holleran, CEO of Hayward. “He has built a high-performance culture in our manufacturing, supply chain and distribution organizations around the world, which continues to meet challenges and deliver growth for the company. We thank Don for his years of leadership and wish him well as he moves into this next chapter of his life.”

Smith said, “It has been my honor to lead Hayward’s Operations and Supply Chain through its development into a global leader in swimming pool original equipment. Our operational expansion and transformation into a vertically integrated, lean, global operation was a vision I shared with our many team members and stakeholders. I am beyond proud of the world-class enterprise we’ve all built together. Hayward’s operational teams are strong, experienced and skilled in the leadership of world-class operations. These teams have my unwavering confidence to execute Hayward’s growth and profitability strategies with great effect and efficiency. I am looking forward to working with my successor to ensure a seamless transition to maintain exceptional performance for Hayward’s global supply chain.”

Smith joined Hayward in 2007 as a member of its senior leadership. During his tenure, Smith led a number of enterprise-changing initiatives focused on enhancing Hayward’s production and distribution capabilities, including the successful opening and growth of Hayward’s manufacturing facility in Wuxi, China. The facility enabled the expansion of Hayward’s capacity for high-demand products across the globe. Most recently, Smith led the transition of manufacturing from Pomona, CA to Clemmons, NC and Wuxi, China, and the establishment of Hayward’s West Coast distribution center in Phoenix, AZ.

Over the last two years, Smith spearheaded efforts to increase Hayward’s global production capacity by more than 75 percent since the onset of the global pandemic, a remarkable accomplishment given the supply chain bottlenecks, logistics challenges and labor shortages during this period.

Smith also led numerous initiatives which will leave a legacy of excellence at Hayward. These include establishing a Centers of Excellence architecture across Hayward manufacturing facilities, instituting a new product development process, and implementing Hayward’s global distribution network.

About Hayward Holdings, Inc.
Hayward Holdings, Inc. (NYSE:HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad™ conversion strategy designed to provide a superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.

Investor Relations:
Hayward Investor Relations 908.288.9706 investor.relations@hayward.com

Media Relations:
Tanya McNabb
tmcnabb@hayward.com